Exhibit 99.1

TALOS ENERGY ANNOUNCES ADDITIONAL BUDGET REDUCTIONS AND PROVIDES UPDATED 2020 GUIDANCE

Houston, March 23, 2020 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced updated full year 2020 financial guidance, inclusive of $170.0 million of reductions in capital, operating and G&A expenses. The Company will continue to evaluate additional reductions to further reduce 2020 costs. Those reductions would be incremental to the $170.0 million already identified.

Talos continues to expect to generate positive free cash flow in 2020 despite the current commodity environment. We believe that these cost reduction measures, coupled with Talos’s low cash cost structure and robust hedge book, allow the Company to generate free cash flow in 2020, after capital expenditures and interest expense, in the mid-$20’s per barrel average WTI prices for the balance of the year.

The Company’s updated guidance for 2020 reflects investments in infrastructure-led, short-cycle projects that were previously committed to and that are focused on lowering the lifting cost structure of Talos’s assets by adding incremental barrels through existing fixed-cost offshore production facilities, resulting in an increased value of the asset base. Given the ability to utilize existing infrastructure, Talos believes these high margin, low breakeven investments are economic even in the current commodity price environment. Also included in the guidance is a limited, but unchanged, portion of Talos’s budget dedicated to the front-end engineering and design (“FEED”) work related to our Zama project offshore Mexico.

Production sales volumes for 2020 are expected to be 23.3 – 24.6 million barrels of oil equivalent (“MMBoe”), which represents an average daily production of 63.7 – 67.1 thousand barrels of oil equivalent per day (“MBoe/d”), or approximately a 3.1 MBoe/d (less than 5%) reduction from the original 2020 full-year guidance due to deferred projects.

Talos continues to maintain its robust hedge book. As of March 23, the Company had approximately 11.9 million barrels of oil hedged for 2020, representing 70% of the mid-point of guided oil volumes, at a weighted average WTI price of $51.53 per barrel.

President and Chief Executive Officer Timothy S. Duncan commented, “I believe Talos is well positioned to successfully navigate the current environment. We have taken immediate and decisive steps to defer certain investments and this updated guidance delivers continued free cash flow generation in a volatile commodity market environment while maintaining abundant collateral value and access to substantial liquidity. We expect to continue to invest in our infrastructure-led short-cycled developments while staying focused on moving Zama forward towards a final investment decision. We believe our 2020 updated capital program will be self-funded in the mid-$20’s per barrel of WTI.”

Duncan added, “Talos’s updated 2020 capital expenditures guidance represents approximately a 34% reduction from the 2019 investments in the same asset base, pro forma for the acquisition we closed in February, while maintaining our focus on safety, meeting our P&A obligations and continuing investments in asset management projects. With these capital reductions plus reductions in operating and G&A expenses, we believe we can continue to generate free cash flow in the current environment. The projects we will retain for the year are those previously committed to, and those that will bolster the stability of our asset base by lowering our lifting costs structure on a per barrel basis. We have already identified the $170.0 million that we are announcing today, and we will continue to look for additional opportunities to further reduce costs. These are not the only spending reduction and costs savings we expect in 2020. We also expect the costs associated with certain services to come down throughout the year, but we are not counting on or including such cost reductions in these assumptions.”

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Duncan concluded, “We entered this crisis with a track record of consistently generating free cash flow, approximately $600.0 million of liquidity and low leverage, so I firmly believe Talos will not only weather this storm, but will be positioned to be nimble and opportunistic when the market has recovered. I am confident in the long-term outlook for Talos.”

UPDATED 2020 FULL YEAR OPERATING AND FINANCIAL GUIDANCE

The table below reflects Talos’s expected updated guided ranges for production and expenses:

		Original Guidance		Reduction	Updated Guidance
		Low	High		Low	High
Production	Oil (MMBbl)	17.0	18.0	-0.6	16.4	17.4
	Natural Gas (Bcf)	35.0	36.0	-2.0	33.0	34.0
	NGL (MMBbl)	1.6	1.7	-0.2	1.4	1.5
	Total (MMBoe)	24.4	25.7	-1.1	23.3	24.6
	Avg Daily Production (MBoe/d)	66.8	70.2	-3.1	63.7	67.1

Cash Expenses (US$ million)	Cash Operating Expenses(1)	$300	$325	($20)	$280	$305
	G&A(2)	$70	$75	($10)	$60	$65
Capex (US$ million)	Capital Expenditures(3)(4)	$520	$545	($140)	$380	$405
	Total Expenses (US$ million)	$890	$945	($170)	$720	$775

1)	Inclusive of all Lease Operating Expenses and Workover and Maintenance
2)	Excludes non-cash equity-based compensation
3)	Includes Plugging & Abandonment
4)	Excludes acquisitions

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash-flows and long-term value through our operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the US Gulf’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including as a result of recent actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled companies, the impact of the recent outbreak of the novel coronavirus COVID-19, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, access to or downtime at third-party infrastructure, potential adverse reactions or changes to business or employee relationships, competitive responses, generally, including those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

NON-GAAP FINANCIAL MEASURES

Projected free cash flow is a non-GAAP financial measure defined by the Company as net cash provided by operating activities less capital expenditures, principal payments of the capital lease and changes in operating assets and liabilities. No reconciliation between projected free cash flow and net cash provided by operating activities is included in this release, however, because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In particular, reconciliation of projected free cash flow to net cash provided by operating activities is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002